Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Peakstone Realty Trust
PKST OP, L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Note	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Peakstone Realty Trust Common Shares, $0.001 par value per share	(1)
Fees to Be Paid	1	Equity	Peakstone Realty Trust Preferred Shares, $0.001 par value per share	(1)
Fees to Be Paid	1	Debt	Peakstone Realty Trust Debt Securities	(1)
Fees to Be Paid	1	Other	Peakstone Realty Trust Depositary Shares	(1)
Fees to Be Paid	2	Other	Peakstone Realty Trust Warrants	(1)
Fees to Be Paid	1	Other	Peakstone Realty Trust Purchase Contracts	(1)
Fees to Be Paid	3	Other	Peakstone Realty Trust Units	(1)
Fees to Be Paid	4	Other	Peakstone Realty Trust Guarantees of Debt Securities of PKST OP, L.P. (3)	(1)
Fees to Be Paid	4	Debt	PKST OP, L.P. Debt Securities	(1)
Fees to Be Paid	1	Unallocated (Universal) Shelf	-	457(o)	-	-	$300,000,000	0.0001531	$45,930
Fees Previously Paid	5	Equity	Peakstone Realty Trust Common Shares, $0.001 par value per share	457(o)	-	-	$200,000,000		$22,040
Carry Forward Securities
Carry Forward Securities		-	-	-	-		-	-	-	-	-	-	-
	Total Offering Amounts						$500,000,000		$67,970
	Total Fees Previously Paid								$22,040
	Total Fee Offsets								-
	Net Fee Due								$45,930

(1)
There are being registered hereunder (i) such indeterminate number of common shares of Peakstone Realty Trust, (ii) such indeterminate number of preferred shares of Peakstone Realty Trust, (iii) such indeterminate principal amount of debt securities of Peakstone Realty Trust, (iv) such indeterminate number of depositary shares of Peakstone Realty Trust, (v) such indeterminate number of warrants of Peakstone Realty Trust to purchase common shares, preferred shares or depositary shares, (vi) such indeterminate number of purchase contracts of Peakstone Realty Trust, (vii) such indeterminate number of units of Peakstone Realty Trust, (viii) such indeterminate principal amount of debt securities of PKST OP, L.P. and (ix) such indeterminate principal amount of guarantees by Peakstone Realty Trust of the debt securities of PKST OP, L.P. as shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of rights to acquire common shares or preferred shares of Peakstone Realty Trust under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The securities registered also include such indeterminate number of securities as may be issued upon conversion of or exchange of other securities or that are represented by depositary shares, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	See offering note 1. The warrants covered by this Registration Statement may be preferred share warrants, common share warrants or depositary share warrants.
(3)
See offering note 1.
In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(4)
See offering note 1.
Peakstone Realty Trust may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by PKST OP, L.P. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

(5)
The registrant previously paid a fee of $22,040 related to $200,000,000 of the registrant’s common shares that may be issued and sold under a sales agreement with BofA Securities, Inc., Goldman Sachs & Co. LLC, KeyBanc Capital Markets Inc., Truist Securities, Inc., Fifth Third Securities, Inc., BMO Capital Markets Corp., Wells Fargo Securities, LLC, BTIG, LLC, Regions Securities LLC, and Jefferies LLC, which is applied to the registrant’s total registration fee.